EXHIBIT 10.11

Agreement between WorldCALL Public and Capital Development Authority

dated March 12, 2007

TWO HUNDRED RUPEES پاکستان روپیہ (۲۰۰) دوسو

Annexure A: Project
Annexure B: Execution Plan
Annexure C: Revenue Sharing Ratio/percentage
Annexure D: List of Institutions of CDA
Annexure E: Technical Specification of Out Side Plant work

JOINT VENTURE AGREEMENT

THIS AGREEMENT is made at Islamabad on this 12th day of March 2007 ("Effective Date")

By and Between

Capital Development Authority, a statutory body established under the Capital Development Authority Ordinance 1960 (No. XXIII) having its office at Khayaban-e-Soharwardi, G-7/4, Islamabad acting through its Director PMO (hereinafter referred to as "Authority") which expression shall be deemed to include its successors-in-interest and permitted assignees) of the First Part;

And

Worldcall Telecom Limited, a public limited company incorporated under the laws of Pakistan with its registered office at 103, C-II, Gulberg III, Lahore acting through Mr. Salmaan Taseer, Chief Executive Officer (hereinafter referred to as "Worldcall") which expression shall be deemed to include its successors-in-interest and permitted assignees) of the Second Part;

Whereas the Authority and Worldcall are hereinafter collectively referred to as "Parties" or "JV Partners".

RECITALS

WHEREAS the Authority is working as city municipal Administration and is responsible for the development and the municipality of whole of ICT under the Islamabad Capital Territory Local Government Ordinance 2002,

For WorldCall
WORLDCALL TELECOM LIMITED

For Capital Development Authority
Capital Development Authority
Islamabad

WHEREAS the Authority published and circulated in all major daily newspapers, an advertisement for Expression of Interest ("EoI") for laying of fiber optic ducts with Right of Way (a defined term) as Authority's equity on joint venture basis in the Territory (collectively referred to as "Project");

WHEREAS in pursuance to the publication of RFP in the newspapers, Worldcall submitted its proposal to undertake the Project on joint venture basis which was accepted by the Authority through transparent and open bidding and consequent thereto a letter of acceptance dated 15th September 2006 was issued by the Authority to Worldcall for laying of cable ducts, issuance of RoW and provision of Services on joint venture basis in the Territory exclusively for a period of thirty (30) years on the terms and conditions set forth hereinafter.

NOW THEREFORE in consideration of the mutual understandings and covenants contained herein the Parties agree as follows;

1. DEFINITIONS

Unless the context otherwise requires, the following terms, wherever used in the Agreement, shall have the following meaning;

1.1 "Authority" means the authority established under the Capital Development Authority Ordinance, XXIII of 1960;

1.2 "Act" means the Pakistan Telecommunication (Re-Organization) Act 1996 (XVII of 1996);

1.3 "Applicable Law" means the laws applicable in Pakistan including those related to installation and operations of multimedia/broadband services/ through Interactive networks and other Telco Related Services, byelaws, rules, regulations, policies, directions or instructions and any and all other laws relevant and related to the Agreement;

1.4 "Agreement" means this Agreement between the Authority and Worldcall, with all its Annexures and amendments made thereto in accordance with this Agreement;

1.5 "Effective Date" means the date mentioned in the preamble;

1.6 "Cable Ducts" shall mean empty pipes laid underground as per specification defined in Annexure E;

1.7 "Dark Fibre" mean optical fibre infrastructure (cabling system) that is/will be in place but is not being used. Optical fiber conveys information in the form of light pulses so the "dark" means no light pulses are being sent. To the extent that these installations are unused, they are described as dark;

1.8 "Exclusive or Exclusively" shall mean exclusively for Worldcall;

1.9 "Interactive Services" means two way services from the head end to customers and vice versa while these services, require presence of return communication path through which a subscriber can communicate with intelligent equipment placed either at the network head end or beyond;

1.10 "JV Business" means the joint venture arrangement between the Parties under this Agreement;

1.11 "License" means the licenses issued to Worldcall by PTA, PEMRA or any other competent authority;

1.12 "Non-Interactive Services" means cable television broadcast or the re-transmission of satellite and terrestrial television and radio channels in analog or digital format that are broadcast to the subscriber from a head-end;

For WorldCall — WORLDCALL TELECOM LIMITED

For Capital Development Authority
Capital Development Authority
Islamabad

1.13 "Other Licensed Operators (OLO)" means the other licensed operators providing the Telco / Media related services and has obtained or wants to obtain RoW in the Territory;

1.14 "PEMRA" means the Pakistan Electronic Media Regulatory Authority established under the Pakistan Electronic Media Regulatory Authority Ordinance, 2002;

1.15 "Party" means Authority or Worldcall, as the case may be, and "Parties" or "JV Partners" means both of them;

1.16 "Project" means the laying of Cable Ducts and issuance of Right of Way ("RoW") on joint venture basis in the Territory, complete detail whereof is set forth in Annexure A;

1.17 "PTA" means the Pakistan Telecommunication Authority established pursuant to the Law;

1.18 "Right of Way" means the public right of way, which is owned, managed, administered, maintained or repaired by the Authority in the Territory under CDA Ordinance 1960;

1.19 "Subscriber" means the user or intended user of the Services;

1.20 "Services" means the optional and mandatory (i.e Duct / Dark Fiber Leasing) services which will be provided by Worldcall as mentioned in Revenue sharing ratio (Annexure-C), to Subscribers in the Territory. The Services may comprise high speed data transfer, cable TV, virtual private network, telephony, video conferencing, telephony broadband internet, security and surveillance, managed solutions, fibre/Dark Fiber/duct leasing, Leasing of media capacities (E1, E3, STM1, STM4, STM 16 etc), gaming and digital music channels;

1.21 "Sub-Contractors" means the individual, firm or company appointed by Worldcall to carry out any Work under this Agreement to the satisfaction of the Authority;

1.22 "Territory" means the jurisdictional area of the Authority under the Islamabad Capital Territory Local Government Ordinance 2002 and any other area that becomes part of the Islamabad Capital Territory after the execution of this Agreement;

1.23 "Work" mean the work carrying out of the Project by Worldcall under this Agreement and more specifically described in Annexure B to this agreement;

1.24 "Damages" means an amount payable by Worldcall to Authority for non compliance with the Project execution plan more specifically described as in Annexure B to this agreement and its further elaborations.

1.25 "Net Revenue" means gross revenue less approved trade discounts, taxes and such other expenses which are chargeable to the JV Business including those mentioned in Article 5.18 and Article 16.7 of this agreement and according to the requirements of international Accounting standard.

1.26 "Delay" means deviation from agreed Project timeline activities.

2. CONSTRUCTION OF AGREEMENT

2.1 The instant Agreement and the relation inter se the Parties shall be governed, regulated and constructed in accordance with the terms and conditions of the Agreement, which are in consonance and subject to the Applicable Laws, standards Capital Development Authority Ordinance, XXIII of 1960, policies, Byelaws, Rules, Regulation and framed there under as amended from time to time.

WORLDCALL TELECOM LIMITED

For WorldCall

For Capital Development Authority

Capital Development Authority
Islamabad

2.2 The use of heading in the Article in the Agreement is for convenience only and shall not affect the construction of the individual Article or limit, alter or affect the meaning of the Agreement as a whole.

2.3 The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions of the Agreement.

2.4 The waiver of any breach or failure to enforce, any term or condition of the Agreement shall not be construed as a waiver of any other breach of the same or any other term or condition of the Agreement. No waiver shall be valid unless its request is made in writing and is approved and signed by the Parties authorized under the terms of the Agreement.

2.5 In this Agreement the singular shall include the plural and vice versa.

2.6 Including or includes means including or include without limitation but limited to rules of statutory interpretation;

2.7 In case of conflict, ambiguity and/or any inconsistency between the terms of the Annexures and the Agreement, the Agreement shall prevail.

2.8 A reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation under that legislative provision.

2.9 A recital, Schedule or Annex forms part of the Agreement.

2.10 Time line is essence of the Project hence both JV partners especially Worldcall have to abide by it in completion of the Project.

3. SCOPE OF PROJECT, WORK & PROJECT EXECUTION PLAN

3.1 Worldcall shall carry out the Project and Work in the Territory in accordance with the provisions of this Agreement and the Project execution plan more specifically described in Annexure B.

4. EFFECTIVENESS AND DURATION OF AGREEMENT

4.1 This Agreement shall be effective as of the Effective Date and shall extend for a term of thirty (30) years and the same may be renewed by mutual consent of the Parties.

5. JOINT VENTURE TERMS

5.1 Worldcall shall invest as per agreed Scope of Project, Work and within Project execution plan as set forth in Annexure B and simultaneously the Authority, in consideration of the amount to be spent by Worldcall, shall grant Right of Way exclusively to Worldcall, subject to this Agreement, in Territory for execution of the Project and the Work for the period set forth in Article 4.1;

5.2 The Project, Work and Services provided under this Agreement shall be controlled and managed by Worldcall Exclusively and for this purpose Worldcall may enter into such other agreements, understanding, with the Subscribers, loop holders, Other Licensed Operators ("OLO"), franchisees, cable TV operators, or any other telecom or related services as long as it is in the interest of the JV Partners and in consultation with the Authority and / or the representative individual / consultants nominated in writing by the Authority.

WORLDCALL TELECOM LIMITED

For WorldCall

For Capital Development Authority

Capital Development Authority, Islamabad

5.3 Worldcall shall maintain such record of Subscribers, loopholders, Other Licensed Operators, franchisees, cable TV operators in the Territory as deemed necessary and would share such information if required by the Authority.

5.4 The day to day joint venture and other operational activities shall be managed by a full time officer(s) or representative/s to be appointed by World Call whose remuneration shall be borne by World Call. The person(s) so appointed shall manage the activities of the joint venture business and Services in the Territory on behalf of Worldcall.

5.5 The Authority may appoint, apart from the officer or representative appointed by Worldcall, an independent consultant for coordination between the Worldcall and the Authority and for monitoring and supervision of the Project. The remuneration of the consultant will be borne by the Authority.

5.6 The Authority and Worldcall shall constitute committee comprising of two members from each side for resolution and to discuss the day to day issues in the use of RoW and providing Services to Subscribers. The committee so constituted shall report in respect of resolution of issues to Worldcall and the Authority.

5.7 Worldcall shall pay as damages to the Authority in the amount of Rs.500,000 (Rupee Five hundred Thousand only) per week for not complying with the Project execution plan/ schedule described in Annexure B for a maximum limit of ten (10) weeks; as long as it does not fall under the category of Force Majeure. It is made clear that in case any injunction or stay is granted by the court to a third party, the Project execution plan shall extend accordingly as long as the injunction or stay continues.

5.8 The damages mentioned in clause 5.7 shall not be imposed unless a 10 days notice in writing is served upon Worldcall in which the cushion period of thirty (30) days shall be given for completing the Project in accordance with Project execution plan as set forth in Annexure B.

5.9 A detailed GIS based survey shall be conducted by Worldcall for core and distribution ring prior to execution of the Work which shall be submitted to the Authority for approval / modification based on which detailed execution / master plan shall be prepared.

5.10 Authority shall award RoW corridor to Worldcall for Core and Distribution ring based on approved GIS based survey mentioned at clause 5.9.

5.11 The Parties through their authorized representatives, if any shall meet as per the following:

- **Construction / Development Phase:** Meeting shall be held on monthly basis and such meeting shall be held on a date mutually agreed to both the Parties. The minutes of such meeting shall be recorded. The meeting shall be held in the office of Worldcall and Authority's office in alternate months. Worldcall shall submit monthly comprehensive progress reports to the Authority.

- **Operational/Services Phase:** Once the Project is operational, the Parties shall meet quarterly in the office of Worldcall and at Authority's office alternately on dates in the respective month as agreed between the Parties. The minutes of the meeting shall be recorded in writing. The financial progress reports shall be submitted quarterly to the Authority.

- The Project shall be deemed to be operational subject to Annexure B even if one segment is complete and Worldcall starts providing Services to the Subscriber(s).

5.12 Once the Project is operational, Worldcall shall have the right (but not the obligation) to provide Services to the Subscribers excluding mandatory services of duct / dark fiber leasing on the terms and

For WorldCall — WORLDCALL TELECOM LIMITED

For Capital Development Authority
Capital Development Authority Islamabad

conditions and tariff which will be prepared / revised from time to time as mutually agreed by JV Partners based on trends prevailing in the respective market.

5.13 The Net Revenue generated from the JV Business for providing Services (if Services are provided) and for leasing Cable Ducts shall be shared between the Parties within 30 (Thirty) days of the close of each quarter at the agreed ratio / percentage and according to the formula mentioned in Annexure C. Worldcall shall notify to the Authority, the date of start of operation. All payments made by Worldcall to the Authority shall be subject to deduction of applicable taxes in Pakistan wherever necessary.

5.14 Worldcall shall have the marketing rights to promote its services through events, banners, advertisements (electronic and print) and distribution of promotional material related to the Services as long as it does not conflict with the standing orders / policy of the Authority.

5.15 The Authority shall not allow fresh NOC for RoW to any Other Licensed Operator (OLO), franchisee, loop holders, cable operators (and shall not allow any such entity to further lease out/expand or sub lease the Cable Ducts/ Dark Fibers already laid to third parties) except in case of Government, Defense related bodies or in any area where JV Partners have no future plan to lay the Cable Ducts and only with express written consent of Worldcall.

5.16 Worldcall shall maintain a record of all Assets, liabilities, revenue and expenditures/investment according to the generally accepted accounting principle and the requirement of international accounting standards as applicable in Pakistan.

5.17 If during the subsistence of this Agreement, any illegal Cable Ducts, network, or RoW is discovered, the Authority shall immediately confiscate the illegal cable ducts, network and the ducts/network so confiscated shall become part of the JV business.

5.18 The expenses incurred on defending or initiating any legal proceedings in respect of any injunction or stay shall be chargeable to JV Business.

6. RIGHT OF WAY TERMS

6.1 The Authority expressly grants to Worldcall all Rights of Ways in the Territory under this Agreement, for a period of Thirty (30) years exclusively which shall be exercised at Worldcall's sole cost and expense but with approval of the Authority.

6.2 Worldcall may enter upon the public way and locate, place, attach, install, operate, maintain, control, remove, reattach, reinstall, relocate, and replace equipment for the purposes of operating its network and providing Services in the Territory as long as it does not violate the laws and policies of the Authority, Government and rights of the citizens and as per approved survey / project master plan.

6.3 Worldcall shall have the right to draw compatible electricity for the operation of the equipment from the power sources available in the Territory at its own cost with permission from the concerned authority(s).

6.4 Worldcall in the performance and exercise of its rights and obligations in the Territory under this Agreement may interfere with the existence and operations of any and all public or private rights of way, sanitary sewers, water mains, storm drains, gas mains and underground telephone wires, cable television, location monitoring services, public safety and other telecommunications and utilities without damaging and on reinstating or proper restoration.

6.5 Worldcall shall comply with all Applicable Laws/Policies in the exercise and performance of its rights and obligations under this Agreement.

WORLDCALL TELECOM LIMITED

For WorldCall

For Capital Development Authority

Capital Development Authority
Islamabad

6.6 Worldcall represent, warrants and covenants that its equipment installed pursuant to this Agreement shall be utilized solely for rendering the Services identified herein in the Territory and Worldcall shall not be obliged to and shall not use its equipment to offer or provide any other services not specified herein.

6.7 Any or all rights granted to Worldcall under this Agreement whether directly, incidental or ancillary, shall be exclusive during the terms of this Agreement or any renewal thereof under Article 4.1.

6.8 The Cable Ducts laid hereunder shall be the sole and exclusive property of Worldcall. However, after the expiry of this Agreement by efflux of time i.e. thirty (30) years or expiry of any renewal thereof, all Cable Duct infrastructure laid by Worldcall shall become the property of the Authority. For the avoidance of doubt it is clarified that the fiber optic/Dark Fibre or any other related assets other then Cable Duct, if any, laid by Worldcall shall remain the asset and property of Worldcall at all times (even after the expiry of this Agreement). After the period of thirty (30) years or any renewal thereof, Worldcall shall be given a first preferential right by giving thirty (30) days written notice to use the Cable Duct infrastructure upon the terms and conditions to be decided mutually by the Parties. In case of refusal by Worldcall, the Cable Duct infrastructure may be leased out to any other person;

6.9 If the Authority at any time during the existence of this Agreement intends to obtain Dark Fibre from Worldcall, Worldcall shall be provide the same to Authority, free of cost and the Authority shall not pay any charges, rentals to the Worldcall. The Dark Fibre so provided by Worldcall shall not be used by the Authority in any manner for any commercial purpose.

7. NOTICES

7.1 Any notice, intimation, request or permission required or permitted to be given or made pursuant to the Agreement shall be in writing and shall be deemed to have been given or made when delivered in person to any authorized representative of the Party to whom the communication is addressed, or when sent by registered courier mail, telex, telegram or facsimile to such Party at the following address;

Worldcall Telecom Limited
Attention: Mr. Babar Ali Syed
Title: Managing Director
Address: 103 – C-II, Gulberg III, Lahore
Tel: 042-5757591-94
Fax: 042-5757590

With a copy to:

Attention: Mr. Salmaan Taseer
Title: Chief Executive Officer
Address: 103 – C-II, Gulberg III, Lahore
Tel: 042-5757591-94
Fax: 042-5757590

Capital Development Authority
Attention: Director (PMO)
Title: Director (PMO)
Address: Project Management Office, G-7/4, CDA, Islamabad
Tel: 051-9230119
Fax: 051-2891043

A notice will be deemed to be effective and duly served upon in the following manner:

WORLDCALL TELECOM LIMITED

For WorldCall

For Capital Development Authority
Capital Development Authority
Islamabad

a) In case of personal delivery on delivery; and/or

b) In the case of facsimiles, twenty-four (24) hours following confirmed transmission, disregarding weekends and national holidays. Facsimile notices shall not require confirmation by hard copies; and/or

c) In case of registered mail and courier, receipt of the post office or the concerned courier company would be sufficient proof of delivery.

A party may change its address or fax number for notice under the Agreement by giving notice to the other Party accordingly in terms of the instant Article.

8. AUTHORIZED REPRESENTATIVES

8.1 Any action required and permitted to be taken, and any document required or permitted to be executed under the Agreement, may be taken or executed.

(a) On behalf of Authority, Mr. Khawar Saeed Khan, Manager (Projects) / Successor or any other person nominated or assigned under a valid authority letter by the Authority.

(b) On Behalf of Worldcall, by Mr. Salmaan Taseer, Chief Executive Officer or any other person nominated or assigned under a valid authority letter by Worldcall.

9. ENTIRE AGREEMENT

9.1 This Agreement, including the Annexure attached hereto, constitutes the entire agreement between the Parties in respect of the subject matter hereof and hereby cancels and supersedes any and all prior oral or written agreements or understandings between the Parties. No agent or representative of either Party has authority to make, and the Parties shall not be bound by or be liable for, any representation, promise or agreement not set forth in this Agreement. The Parties may amend, add or modify the Agreement in accordance with provisions of this Agreement and mutually agree in writing to incorporate any such amendment, addition or modification in this Agreement.

10. SUBCONTRACTORS

10.1 WorldCall may engage or appoint Subcontractors, agent, distributor, franchisees, loop holders or any other person, whether natural or juristic, for the performance of all or any part of its rights and obligations under this Agreement with intimation / satisfaction of the Authority.

11. AMENDMENT/MODIFICATION/REVIEW

11.1 Either Party may seek amendment of the Agreement or any Article thereof by serving notice upon the other Party in the event of happening of all or any one of the conditions enumerated below;

a. In case the License(s) granted by Telecom Regulatory Authority to WorldCall is materially modified (whether by amendment or replacement) to the extent that such modification directly or indirectly affects the provision of the Services; and/or

b. A material change occurs in the law or regulations (including codes of practice whether or not having the force of law) telecom/or cable industry in Pakistan; and/or

c. The Parties agree in writing that there should be an amendment of the Agreement or any Article thereof; and/or

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WORLDCALL TELECOM LIMITED

Capital Development Authority Islamabad

d. Any material change (including enforcement action by any regulatory authority) occurs which affects or reasonably could be expected to affect the commercial or technical basis of the Agreement.

12. FORCE MAJEURE

12.1 For the purpose of the Agreement, "Force Majeure" means an event, happening or circumstance that is beyond the reasonable control of either Party and that makes the performance of any obligation impossible by any one of the Parties or both and including but not limited to war, earthquake, civil riot, strikes, lockouts, hostilities, public disorder, epidemic, fire, acts of God, extreme bad weathers, injunction or stay from court or governmental restrictions or actions.

Save as provided in 12.1 Force Majeure shall not include:

a. Any event that is caused by the willful action of a Party; or

b. An event that a diligent Party could reasonably have expected to have taken into account as on Effective Date, or

12.2 The failure by a Party to fulfill any of its obligations under the Agreement shall not be considered a breach of, failure or a default under the Agreement insofar as the inability arises from an event of Force Majeure; provided that the Party affected by such event has taken reasonable precautions, due care and attempted to put in place alternative arrangements, all with the objective of carrying out the terms of this Agreement without delay.

12.3 The Party affected by an event of Force Majeure shall take all reasonable measures to remove its inability to fulfill its obligations under this Agreement with a minimum of delay and shall notify the other Party in writing of the event concerned as soon as possible, and in any event no later than Seven (7) Days following occurrence of the event concerned and shall similarly give notice of the restoration of normal conditions as soon as possible. The Parties shall take all reasonable measures to minimize the consequence of any event of Force Majeure.

12.4 Any period within which a Party is obligated to complete any action pursuant to this Agreement shall be extended for a period equal to the duration during which such Party was unable to perform such action as a result of Force Majeure.

12.5 If the event of Force Majeure subsists for more than ninety (90) days from its date of occurrence, a discussion shall be held between the Parties to discuss alternatives to the implementation of this Agreement. If the Event of Force Majeure subsists for more than consecutive one hundred eighty (180) days from its date of occurrence and the Parties cannot reach an agreement to an alternative to the implementation of the Agreement, either Party hereto shall have the right to terminate this Agreement by serving the other Party with a written notice to such effect.

13. TERMINATION

13.1 In case of material breach of this Agreement, the aggrieved JV Partner may terminate this Agreement by serving 30 days notice in writing to the defaulting JV Partner. The following shall constitute the material breach:

(i) Non compliance with the Project execution / master plan;
(ii) default in making revenue sharing as per the terms of this Agreement;
(iii) any other material breach of any of the Articles of this Agreement by any of the JV Partner;
(iv) the Project is not started or completed within time ;
(v) the Authority's failure to provide RoW for the purposes of the Project.

WORLDCALL TELECOM LIMITED

For WorldCall

For Capital Development Authority
Capital Development Authority
Islamabad

In the first instance, the defaulting JV Partner shall be provided an opportunity to remedy/cure the breach/default within the period of 30 days and if the defaulting JV Partner fails to remedy/cure the breach/default, the second written notice of 30 day shall be served and the Agreement shall stand terminated from the date mentioned in the second notice.

If the defaulting JV Partner cures the breach/default within the time mentioned in the termination notice, the termination notice shall stand withdrawn automatically.

13.2 **Consequences of Termination:** If the Agreement is terminated by the Authority for reasons other than the material breach of the Articles of Agreement, Worldcall shall be entitled to claim from the Authority and the Authority shall forthwith pay Worldcall the amount spent on the Project as well as all losses sustained by Worldcall. In addition, the Authority shall pay Worldcall the compensation mutually agreed by the JV Partners.

13.3 If the Agreement is terminated by World Call for reasons other than the material breach of the Articles of Agreement, Authority shall be entitled to claim entire laid Cable Duct network / security deposit by Worldcall and the compensation mutually agreed by the JV Partners.

13.4 If the Agreement is terminated on account of material breach of this Agreement by any of the JV Partner:

The Cable Ducts laid shall be auctioned to any third party at reserve price or book value in the book of accounts of World Call, whichever is higher and the defaulting JV Partner shall be liable to pay damages equivalent to 7% of the auction sale proceeds to the aggrieved JV Partner. The auction sale proceeds shall be given to World Call.

In case of termination of this Agreement on account of material breach by any party, World Call shall reinstate, restore the road cuts, fill the trenches which were caused damaged by the Worldcall in the execution of the Project.

13.5 The Agreement shall stand terminated upon expiry of period of thirty (30) years unless renewed by the mutual consent of the Parties at the end of 30 years.

3.6 On termination / expiry of the Agreement, the relationship of Worldcall and the Authority as JV Partners shall come to an end but Worldcall shall have the right to provide Services on the terms and conditions applicable on other licensed operators in the Territory as independent licensed operator/service provider without sharing its revenues with Authority.

13.7 This Agreement may be terminated by reason of Force Majeure pursuant to Article 12.5 by serving notice in writing and in such case neither Party shall be liable to pay any compensation/penalty or liquidated damages. For the avoidance of doubt it is clarified that in case this Agreement is terminated on account of Force Majeure, the Cable Ducts and fiber optics and related assets (if any) already laid by Worldcall may be removed by Worldcall and subsequently used in such manner as Worldcall may deem fit.

14. REPRESENTATIONS, OBLIGATIONS AND WARRANTIES BY WORLDCALL

14.1 Worldcall represents that it has valid Licenses granted by Pakistan Telecommunication Authority ("PTA") and Pakistan Electronic Media Regulatory Authority ("PEMRA") to perform obligation and provide Services under this Agreement and is authorized to enter into this Agreement with the Authority.

14.2 It is clarified that, notwithstanding anything contained herein, the provision of the Services by Worldcall is optional in Worldcall's discretion. The only mandatory part of the Project is the laying

For WorldCall | For Capital Development Authority

Capital Development Authority
-- Islamabad

of the Cable Ducts by Worldcall and using reasonable efforts to lease the Cable Ducts and generate revenue therefrom.

14.3 Worldcall shall perform and carry out its obligations under the Agreement with due diligence, efficiency and economy, in accordance with internationally accepted techniques and practices used in the telecommunications industry and shall observe sound management practices.

14.4 Worldcall shall be exclusively responsible for the installation, setting up, fixation, replacement, expansions, enhancements, up-gradations, improvement and maintenance of the Project.

14.5 Worldcall shall be entirely entitled and responsible for the collection of any and all the amounts from the Subscribers, loop holders, Other Licensed Operators, franchisees, distributors, agents in accordance with its policy formulated in_consultation with Authority and the Authority may provide assistance for any recovery of any outstanding dues towards the JV Business wherever required by Worldcall.

14.6 Worldcall shall be responsible for any default or violation committed in the course of providing Services to the Subscribers of the terms and conditions of the License(s), any and all other laws and regulations, statutes or the Act applicable on the Worldcall.

14.7 Worldcall shall employ as many security guards as required and adequate for the protection and security of the assets of Worldcall including the equipment installed for providing Services to the Subscribers. Worldcall shall have exclusive right to proceed against any such person, contractor or sub-contractor for any such loss, damage, removal caused without any obligation and involvement of the Authority.

14.8 Worldcall warrants meeting time lines of the Project execution / master plan as per Annex B and would be vulnerable to penalties in accordance with the terms of this Agreement as long as it does not fall in the category of Force Majeure and is not due to failure by the Authority to comply with its obligations hereunder.

15 SUBSCRIBER BILLING

5.1 Worldcall shall issue itemized bills to its Subscribers. The bill shall provide the break up of various services utilized by Subscriber and various add on taxes, duties and Infrastructure Development Surcharge and all such government taxes, levies, duties.

15.2 WorldCall, subject to any change in the cost of various inputs, marketing strategy, scope and nature of competition, regulatory environment and /or tariff/rates by PEMRA or PTA may change/adjust/increase Service charges and/or service packaging and/or charges in respect of leasing of Cable Ducts/Dark Fiber/capacity, subject to approval of the Authority.

15.3 Worldcall agrees to indemnify Authority against any and all loss or damage if any caused to anything or person by the negligence of employees/personnel of the Worldcall.

16. REPRESENTATIONS AND OBLIGATIONS OF AUTHORITY

16.1 Authority represents and warrants to Worldcall that it is duly authorized to grant to Worldcall permissions contemplated by this Agreement.

16.2 Authority agrees to indemnify Worldcall against any and all loss or damage if any caused to the cable network, fiber optic Cable Ducts, DARK Fiber, equipments, or any part thereof by the negligence of employees/personnel of the Authority.

WORLDCALL TELECOM LIMITED

For WorldCall

For Capital Development Authority

Capital Development Authority
Islamabad

16.3 Authority shall allow access of Worldcall's employees/personnel or Subcontractors and their personnel to optic fiber cable route related public places under the control of the Authority in order to carry out cable network maintenance at all times.

16.4 Authority shall provide a list of its controlled educational institutions, clubs, offices and residences in the Territory where the Authority may avail Worldcall's Interactive and Non Interactive Services at discounted rates.

16.5 The Authority represents and warrants that Agreement has been awarded to Worldcall on exclusive basis for a period of thirty (30) years and during the subsistence of this Agreement or any renewal thereof between Worldcall and the Authority no agreement, contract, memorandum, understanding whatever named called shall be awarded to any other person or party.

16.6 The Authority shall further facilitate that any such OLO, loop holders, cable operators shall not lease out ducts, dark fibre, services to the third parties including subscribers of the services beyond their own contract term/period;

16.7 In case of widening or repairing of roads, laying of electrical, telephone cable, sewerage or any other work, the Authority shall serve notice in writing to Worldcall for shifting of fiber optic Cable ducts. The Authority shall also be responsible for removing illegal encroachment during the tenure of this Agreement. If the notice is not served and in consequence of any repair/widening of road or laying of utilities damage is caused to fiber optic Cable Ducts, the cost incurred on repairing shall be charged to the JV Business.

16.8 The Authority shall, not refund the amount of security deposit valued Rs.5,000,000/- (Rupee Five Million only) deposited by Worldcall to the Authority and it would remain with the Authority as security.

16.9 The Authority subject to CDA Board approval shall provide, free of charge, space for pre fabricated, moveable structure which may be used by Worldcall for storage of material and such other works as deemed necessary for development phase of the Project.

16.10 The Authority shall be under obligation to ensure the use of RoW by Worldcall and shall be responsible for removing illegal encroachments during the execution of the Project. Worldcall shall not in breach of this Agreement if Authority fails to comply with its obligation to ensure the use of RoW by Worldcall.

17. CONFIDENTIALITY

17.1 Authority, its officers or its authorized representatives shall not, either during the term, or after the expiration/termination of the Agreement, disclose any proprietary or confidential information relating to the Services, the Agreement, or Worldcall business or operations without the prior written consent of the Worldcall, unless such disclosure is required by applicable laws.

18. CHARGE OVER THE CABLE NETWORK

18.1 Worldcall shall, be entitled to create a charge exclusively over its Cable Network, Cable Ducts, equipments or any part thereof to avail any lease or debt financing in a manner as deemed appropriate by Worldcall and financing so availed or charge created by Worldcall shall not be beyond the period of thirty (30) years. Worldcall may provide intimation to the Authority of the creation of charge or availing of the finance facility. The Authority shall have no interest, right or claim nor shall it be entitled to any lien or other right/ownership in respect of the network, Cable Ducts or any part thereof and Worldcall shall at all times be at liberty to deal with and remove the same in such manner as it deems appropriate.

WORLDCALL TELECOM LIMITED

For WorldCall

For Capital Development Authority

Capital Development Authority Islamabad

19. FAIRNESS AND GOOD FAITH

19.1 The Parties undertake to act in good faith with respect to each other's rights under this Agreement and to adopt all reasonable measures to ensure the realization of the objectives of this Agreement.

19.2 The Parties recognize that it is impractical in the Agreement to provide for every contingency which may arise during the life of the Agreement, and the Parties agree that it is their intention that the Agreement shall operate fairly as between them, and without detriment to the interest of either of them and that if, during the term of the Agreement, each Party believes that the Agreement is operating unfairly, the Parties shall use their best efforts to agree on such action as may be necessary to remove the cause or causes of such unfairness, but no failure to agree on any action pursuant to this Article shall give rise to a dispute subject to arbitration in accordance with the provisions of the Agreement pertaining to Settlement of Dispute.

20. ASSIGNMENT

20.1 Save as expressly provided under this Agreement, the rights and obligation hereunder shall not be assigned or transferred by one party without prior written permission of the other Party.

21. SETTLEMENT OF DISPUTES

20.1 The Parties shall use their best efforts to settle amicably all disputes arising out of or in connection with the Agreement or its interpretation. Any dispute between the Parties as to matters arising under the Agreement which cannot be settled amicable within sixty (60) days after receipt by one Party of the other Party's request for amicable statement may be submitted by Party to arbitration in accordance with the provision set out below.

20.2 The arbitration proceedings shall be conducted in accordance with the Arbitration Act 1940 or any amendment or re-enactment thereof and the rules made there under. The said dispute submitted by a Party for arbitration shall be heard by two Arbitrators, one to be appointed by each party. In case of any difference of opinion or conflict between the Arbitrators, the matter will be referred to the umpire to be mutually appointed by both the Arbitrators and whose decision shall be binding upon the parties.

20.3 The Arbitration proceedings shall be held in Islamabad.

21. ADDITIONAL TERMS

21.1 The brand names of Worldcall in connection with the Services shall remain, at all times and under all circumstances, the property of the Worldcall.

21.2 The Agreement shall be executed and notarized by the Parties hereto. All costs related costs therefore, including but not restricted to, stamp duty, notarization fee and any other taxes shall be borne by Worldcall.

21.3 Either party shall not be allowed to use the brand name(s) of the other party without the prior written permission from it.

21.4 Both parties agree that they have taken their respective corporate approvals where required for entering into the terms and conditions of this agreement.

WORLDCALL TELECOM LIMITED *

For WorldCall

For Capital Development Authority

Capital Development Authority
Islamabad

IN WITNESS WHEREOF, the Parties have set their hands on the above Agreement on the date, month and year first aforementioned in the presence of witnesses:-

For and on Behalf of
Worldcall Telecom Limited

Authorized Signature
Name: Mr. Salmaan Taseer
Title: Chief Executive Officer

For and on Behalf of
Capital Development Authority

Authorized Signature
Name: *Dr. Faisal Awan*
Title: *Director PMO*

Witnesses:

1. ____________________
Signature:
Name: *Babar Ali Syed*
Title: *Managing Director*

2. ____________________
Signature:
Name: *Muhammad Naveed Tariq*
Title: *Chief Financial Officer*

1. ____________________
Signature:
Name: *Mr. Khawar Saeed Khan*
Title: *Manager Projects*

2. ____________________
Signature:
Name: *Mr. Haroon General*
Title: *Manager IT*

For WorldCall

For Capital Development Authority

Capital Development Authority
Islamabad

Annexure A

PROJECT

The Capital Development Authority is committed to the process of making Islamabad one of the most progressive and developed cities in Pakistan. In order to achieve this vision of Islamabad as an advanced metropolis, on par with the pre-eminent cities of the world, the CDA sees communications and its infrastructure as a vital tool.

The world over, wherever there is a thriving, bustling city, the infrastructure for high-tech communications is essential. Several of the world's most important urban centers are already equipped with a network of underground fibre optic facilities, including Tokyo, New York, London and Paris. As is obvious, a communications backbone is the very cornerstone of the development and growth of any city.

As the situation currently stands, the government of Pakistan has put into motion an initiative in order to equip the major cities of the country with essential communications infrastructure. The government's prerogative for the capital city is of paramount importance, and proposals from qualified organizations were invited to furnish Islamabad with a complete underground fibre optic duct network. The CDA planned to designate one organization to undertake this comprehensive task with the purpose of preventing individual companies from laying their own custom-purpose fibre optics networks and digging and re-digging of the roads of Islamabad.

The proposer, in a joint venture with the CDA will have control over this ducted network consisting of between 2 and 4 underground fibre optic channels/ducts, which will after the completion of the project, be rented out to various organizations interested in providing high-speed access to the city's residents. Thereafter, instead of digging and re-digging Islamabad's roads perpetually, any organization wishing to provide fibre optic services will utilize the existing ducts to lay their cables and commence operations.

Capital Development Authority
Islamabad
15

Annexure B

EXECUTION / MASTER PLAN

The execution plan is tailored to encompass salient points of contract to make the JV more effective and fruitful. It is well understood that the Time line is essence of the Project hence both JV partners have to work hand in glove for achieving desired results by facilitating each other. Worldcall therefore agrees that the execution of task has to be as given below:

Mobilization a. Setup of Camp Office b. Mobilization of plant / machinery / excavation of earth	**01 Month** 10 days 20 Days	From Effective Date
Core Ring a. Main Ring(s) b. Priority Route(s)	**09 Months** 06 Months 03 Months	4 ducts x 4" dia PVC / PE / GI Above specification shall apply but in special cases where these are not recommended modification can be carried out subject to approval of the Authority.
Distribution Ring a. Main Ring(s) b. Priority Route(s)	**24 Months** 24 Months 03 Months	Both sides of the Road 1 duct x 2" dia and 1 duct x 4" dia PVC / PE / GI Total 2 duct x 2" dia and 2 duct x 4" dia Above specification shall apply but in special cases where these are not recommended modification can be carried out subject to approval of the Authority.

Note: Total time frame for the whole project is 30 Months whereas the detailed GIS based Master plan will be prepared after completion of survey by Worldcall based on which the above activities will be proportionately divided.
Priority Routes Already NOC applicants pending with the Authority and others received during the course of the project.

Capital Development Authority
Islamabad

Annexure C

REVENUE SHARING RATIO/PERCENTAGE

S.No	Description	%age Share of Net Revenue*	
		World Call	CDA
a.	Duct Leasing (in both outer & inner ring)	65%	35%
b.	Dark Fiber / Bandwidth **	65%	35%
c.	Cable TV	75%	25%
d.	Internet over Cable	75%	25%
e.	Telephony	75%	25%
f.	Leasing of Capacity ***	65%	35%
g.	Infrastructure O&M Services	65%	35%
h.	Value added services	75%	25%

* Refer Net Revenue definition at Clause 1.26 of Agreement

** For Dark Fiber Lease Only

*** For Leasing of capacity only, the difference between rate charged to end user and interconnect cost paid by operator shall constitute to be the Revenue.

Capital Development Authority
Islamabad

Annexure D

LIST OF INSTITUTIONS OF CDA

S. No.	Department / Directorate Name
1.	Audit & Accounts Directorate
2.	Administration Directorate
3.	Aiwan-e-Sadr Directorate
4.	Architecture Directorate (Design Wing)
5.	Central Engineering Laboratory
6.	Capital Hospital
7.	CDA Model School
8.	Chairman Office
9.	Coordination Directorate
10.	Coordination Directorate (Parliament House)
11.	Court of Senior Special Magistrate
12.	Directorate General (Environment)
13.	Directorate General (Services)
14.	Directorate of Municipal Administration
15.	Directorate of Staff to Chairman
16.	Electrical & Mechanical (Development) Directorate
17.	Electrical & Mechanical (Maintenance) Directorate
18.	Estate Management Directorate-I

Capital Development Authority
Islamabad
18